Exhibit 99.3

BRAY, CHIOCCA & MILLER, L.L.C

ATTORNEYS AT LAW

LANIDEX EXECUTIVE CENTER

100 MISTY LANE

PARSIPPANY, NEW JERSEY 07054-2710

(973) 739-9600

FAX (973) 739-9696

February 1, 2007

Via E-Mail and Lawyers Service

Daniel J. O’Donnell, Esq.

Yardville National Bancorp

2465 Kuser Road

Hamilton Twp., NJ 08690

Re:	Lawrence B. Seidman - Yardville National Bancorp

Dear Mr. O’Donnell:

I write to respond to your letter of January 31, 2007.

We leave it to you to proceed in whatever fashion you deem appropriate. Please note, however, that it is our position that a proper investigation can only be conducted by truly independent parties.

We note that it is curious to turn to Mr. Seidman for information about what the Directors have, or may have, disclosed. Why do you not interview the Directors, under oath?

We have already provided Mr. Crawford with a precise description of the types of information that was purportedly disclosed to a shareholder by one or more Directors. The information at issue is unquestionably material. Further, you can readily conclude that there has been an improper disclosure of confidential information, if events that I described to Mr. Crawford actually occurred. [For example, if Yardville National Bancorp has received a purchase offer and rejected same, then it is patent that there has been a “leak,” since the existence of the offer, and declination, have not been publicly disclosed.]

We repeat, Mr. Seidman is available to cooperate with a properly conducted investigation by someone completely independent of Yardville National Bancorp and its Board.

Very truly yours,

/s/Peter R. Bray

PETER R. BRAY

PRB:blw

cc:	Lawrence B. Seidman